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                                                                      EXHIBIT 12


[BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD APPEARS HERE]



                               September 10, 2001


AIM Investment Funds
11 Greenway Plaza
Suite 100
Houston, TX   77046-1173

       RE:  FEDERAL INCOME TAX CONSEQUENCES OF THE
            REORGANIZATION OF AIM LATIN AMERICAN GROWTH FUND

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets, and goodwill of AIM Latin American Growth Fund ("Latin American Growth") to AIM Developing Markets Fund ("Developing Markets"), each a separate investment portfolio of AIM Investment Funds ("AIF"), a Delaware business trust, in exchange solely for shares of beneficial interest of Developing Markets Fund ("Developing Market Shares") issued by AIF directly to Latin American Growth Shareholders, and Developing Markets' assumption of Latin American Growth's liabilities, and the termination of Latin American Growth as a designated series of shares of AIF, all pursuant to the Agreement and Plan of Reorganization dated as of June 13, 2001 between AIF and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

                  For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AIF on May 11, 2001 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the


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September 10, 2001
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terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

                  In rendering this opinion, we are relying upon the representations and warranties made by AIM Investment Funds in the Agreement as well as on a letter of representation of even date that we have received from the officers of AIM Investment Funds, a copy of which is attached as Exhibit A hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made to the best of knowledge, "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

                  Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                  1. The transfer of the assets of Latin American Growth to Developing Markets in exchange for Developing Markets Shares distributed directly to Latin American Growth Shareholders, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Latin American Growth and Developing Markets will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Latin American Growth on the transfer of its assets to Developing Markets solely in exchange for Developing Markets Class A Shares, Developing Markets Class B Shares and Developing Markets Class C Shares or on the distribution of Developing Markets Class A Shares, Developing Markets Class B Shares and Developing Markets Class C Shares to Latin American Growth Shareholders.

                  3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Developing Markets upon the receipt of assets of Latin American Growth in exchange for Developing Markets Class A Shares, Developing Markets Class B Shares and Developing Markets Class C Shares issued directly to Latin American Growth Shareholders.

                  4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Latin American Growth Shareholders on the receipt of Developing Markets Class A Shares, Developing Markets Class B Shares and Developing Markets Class C Shares in exchange for Latin American Growth Shares.



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                  5. In accordance with Section 362(b) of the Code, the basis to
Developing Markets of the assets of Latin American Growth will be the same as the basis of such assets in the hands of Latin American Growth immediately prior to the Reorganization.

                  6. In accordance with Section 358(a) of the Code, a Latin American Growth Shareholder's basis for Developing Markets Class A Shares, Developing Markets Class B Shares or Developing Markets Class C Shares received by the Latin American Growth Shareholder will be the same as his basis for Latin American Growth Shares exchanged therefor.

                  7. In accordance with Section 1223(1) of the Code, a Latin American Growth Shareholder's holding period for Developing Markets Class A Shares, Developing Markets Class B Shares or Developing Markets Class C Shares will be determined by including Latin American Growth Shareholder's holding period for Latin American Growth Shares exchanged therefor, provided that the Latin American Growth Shareholder held such Latin American Growth Shares as a capital asset.

                  8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Latin American Growth transferred to Developing Markets in the Reorganization will include the holding period for such assets in the hands of Latin American Growth.

                  We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Latin American Growth Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Latin American Growth Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in
Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

                  If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.


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                  Our opinion has no binding effect on the Internal Revenue
Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                    Sincerely,

                                    /s/ BALLARD, SPAHR, ANDREWS & INGERSOLL, LLP